Exhibit 99.1

NATUS MEDICAL REPORTS 2003 SECOND QUARTER FINANCIAL RESULTS

SAN CARLOS, Calif. (August 7, 2003)—Natus Medical Incorporated (Nasdaq NM: BABY) today announced financial results for the three and six months ended June 30, 2003.

Natus reported revenue for the three months ended June 30, 2003 of $7.1 million, an increase of 9%, compared with revenue of $6.5 million in the second quarter of 2002. Revenue from disposable supplies increased 14% to $5.2 million for the three months ended June 30, 2003, compared with $4.5 million in the second quarter of 2002, due primarily to the Company’s greater international installed base of ALGO® hearing screening devices. Revenue from medical device sales was $1.6 million for the three months ended June 30, 2003, a decrease of 5%, compared with $1.7 million in the second quarter of 2002.

Revenue from U.S. operations was $5.3 million for the three months ended June 30, 2003, compared with $5.6 million in the second quarter of 2002. Revenue from international operations was $1.8 million for the three months ended June 30, 2003, an increase of 102% from $881,000 in the second quarter of 2002. The increase in international revenue was the result of stronger sales of both medical devices and disposable supplies.

Gross margin was 59.7% in the three months ended June 30, 2003, compared with 54.9% in the second quarter of 2002. Total operating expenses were $5.6 million for the three months ended June 30, 2003, compared with $6.0 million in the second quarter of 2002. The Company reported a net loss available to common stockholders for the second quarter of 2003 of $1.2 million, or $0.07 per share, compared to a net loss available to common stockholders of $2.0 million, or $0.12 per share, in the second quarter of 2002.

For the six months ended June 30, 2003, revenue increased 9% to $13.7 million, from $12.5 million in the six months ended June 30, 2002. For the six months ended June 30, 2003, the Company reported a net loss available to common stockholders of $2.1 million, or $0.13 per share, compared with a net loss available to common stockholders of $3.8 million, or $0.24 per share, in the six months ended June 30, 2002.

As of June 30, 2003, the Company reported cash, cash equivalents and short-term investments of $43.3 million, stockholders’ equity of $53.0 million and working capital of $49.6 million.

The Company’s domestic cumulative installations, net of trade ins, of ALGO hearing screening devices increased to 2,949 on June 30, 2003, while its international cumulative installations, net of trade ins, totaled 1,656 at that date.

“As expected, our development of new overseas distributors has contributed to strong international sales growth, with second quarter international revenue more than doubling compared with the same quarter last year,” said Tim Johnson, president and chief executive officer of Natus. “While domestic sales of disposable supplies remained strong, supply sales in international markets were particularly strong as we benefited from an increased ALGO installed base. Our plan for the remainder of this year is to continue to develop new distributor relationships in countries where we see the greatest potential.

“In addition to growing our international business and reducing costs, we are executing on our strategy to add products to our established distribution channel,” added Mr. Johnson. “In June, we introduced our newest product in the ALGO family, the hand-held ALGO 3i Newborn Hearing Screener, developed from technology we acquired last year. Last month, we acquired privately held Neometrics, a supplier of data systems. We believe that our acquisition of Neometrics provides us with synergistic product lines allowing us to leverage our core business. We also believe that the acquisition provides us with a strategic platform to expand our product offerings in the newborn medical market.

“We also benefited from cost control measures we took at the end of last year’s third quarter,” added Mr. Johnson. “These measures contributed to the reduction in our operating expenses, down $421,000 compared to second quarter 2002, and to our improved gross margin. With our international expansion, recent acquisition, reduced operating expenses and improved gross margin, we feel that we are well positioned for future growth and profitability.”

Natus has scheduled an investor conference call to discuss this announcement beginning at 4:45 p.m. Eastern Time today. Individuals interested in listening to the conference call may do so by dialing (888) 802-5257 for domestic callers, or (706) 634-0175 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering pass code 1896068. The live conference call will also be available via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 30 days following the completion of the call.

About Natus Medical

Natus Medical Incorporated develops, manufactures and markets proprietary, easy-to-use medical products that assist in the detection, treatment, monitoring and tracking of common disorders in newborns. Headquartered in San Carlos, California, the Company has operations in New York, Oregon, the U.K. and Japan.

Natus’ product lines include: ALGO® Newborn Hearing Screeners, MiniMuffs® Neonatal Noise Attenuators, the CO-Stat® End Tidal Breath Analyzer, neoBLUE™ LED Phototherapy device; Neometrics™ software products: MSDS™ Metabolic Screening Database System, CMS™ Case Management System, WebEBP™ Web Based Electronic Birth Page, VRS™ Voice Response System, and the Neometrics Accuwell™ diagnostic reagent product line including: TSH ELISA, T4 EIA, PKU, Total Galactose, G6PD and IRT.

Natus’ products are marketed worldwide and are sold through a direct sales force in the U.S., through wholly owned subsidiaries in the U.K. and Japan, and through distributors in 25 other countries.

Additional information can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions, and strategies of Natus. These forward looking statements include, but are not limited to, our plan to develop new distributor relationships, our strategy and execution of our strategy, to add products to our distribution channel, our belief that our acquisition of Neometrics provides us with synergistic product lines, allows us to leverage our core business and provides a strategic platform to expand our product offering, the effect of cost control measures, and our future growth and profitability. These statements relate to future events or Natus’ future financial performance or results and involve known and unknown risks, uncertainties and other factors that may cause Natus’ actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

The actual operating results could differ materially due to a number of factors, including the continued growth of demand (or absence of continued growth of demand) for newborn hearing screening equipment, acceptance of Natus’ existing products, the successful development, introduction and widespread market acceptance of Natus’ new products, dependence on our ALGO hearing screening devices for substantially all of our revenue, the successful addition of products to Natus’ established distribution channel, domestic and global economic conditions, competition from other companies, the failure of states or foreign countries to adopt mandates or guidelines requiring screening for the disorders for which Natus’ products screen, the failure of third party payors to provide adequate reimbursement for the use of Natus’ products, adverse changes in Natus’ relationships with its suppliers, reduced revenue as a result of discounts given to organizations representing several end customers for Natus’ products, failure to obtain necessary regulatory clearances or approvals, adverse changes in Natus’ relationships with its distributors difficulty integrating acquired businesses into our business, performance of newly acquired products and technologies, difficulty and increased expenses relating to foreign operations and product liability and intellectual property disputes or litigation. Natus disclaims any obligation to update information contained in any forward-looking statement.

For additional information and considerations regarding the risks faced by Natus, see Natus’ reports on Forms 10-Q and 10-K filed and to be filed with the Securities and Exchange Commission.

natus®; 70/40®; ALGO®; AABR®; ALGO 1e®; ALGO-1 Plus®; ALGO 2®; ALGO DataBook®; Dri-Prep®; Ear Couplers®; Jelly Button®; Flexicoupler™; Jelly Tab™; MiniMuffs®; CO-Stat®; and neoBLUE™; Neometrics™; Accuwell™; Accuscreen™; CEM™; CMS™; Neocoat™; MSDS™; VRS™; and WebEBP™ are Natus trademarks.

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NATUS MEDICAL INCORPORATED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and equivalents	$13,280	$17,768
Short-term investments	30,022	27,150
Accounts receivable, net of allowance for doubtful accounts of $ 311 in 2003 and $250 in 2002	4,277	5,395
Inventories	5,421	4,560
Prepaid expenses and other current assets	820	663

Total current assets	53,820	55,536

Property and equipment, net	1,906	2,247
Long-term investment	337	334
Deposits and other assets	1,168	1,223

Total assets	$57,231	$59,340

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$1,401	$1,788
Accrued liabilities	2,544	2,460
Deferred revenues	315	405

Total liabilities	4,260	4,653

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $0.001 par value, 120,000,000 shares authorized; shares issued and outstanding: 16,450,434 in 2003 and 16,267,700 in 2002	86,949	86,593
Deferred stock compensation	(90)	(219)
Accumulated deficit	(33,863)	(31,751)
Accumulated other comprehensive income	(25)	64
Total stockholders’ equity	52,971	54,687

Total liabilities and stockholders’ equity	$57,231	$59,340

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Revenue	$7,063	$6,470	$13,724	$12,546
Cost of revenue	2,848	2,920	5,360	5,436

Gross margin	4,215	3,550	8,364	7,110

Operating expenses:
Marketing and selling	3,428	3,645	6,485	7,086
Research and development	820	1,286	1,851	2,356
General and administrative	1,338	1,076	2,483	2,150

Total operating expenses	5,586	6,007	10,819	11,592

Loss from operations	(1,371)	(2,457)	(2,455)	(4,482)

Other income/(expense):
Interest income	165	238	328	500
Interest expense	(3)	(3)	(6)	(5)
Other income, net	15	228	22	206

Total other income/(expense)	177	463	344	701

Loss before provision for income tax	(1,194)	(1,994)	(2,111)	(3,781)
Provision for income tax	(1)	—	(1)	—

Net loss available to common stockholders	$(1,195)	$(1,994)	$(2,112)	$(3,781)

Basic and diluted net loss per share	$(0.07)	$(0.12)	$(0.13)	$(0.24)

Common shares used in computing basic and diluted net loss per share	16,360	16,040	16,355	15,964

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